Exhibit 4.9

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The common stock, par value $0.001 per share, of Cypherpunk Technologies Inc. (“we,” “our,” “us,” or the “Company”) is the only class of the Company’s securities that is registered under Section 12 of the Securities Act of 1934, as amended.  Our common stock is listed and traded on The NASDAQ Stock Market LLC under the symbol “CYPH.”

The following description of our common stock and our other authorized classes of capital stock is a summary and does not purport to be complete and is subject to, and qualified in its entirety by reference to, our fourth amended and restated certificate of incorporation, as amended (the “Charter”), and amended and restated bylaws, as amended (the “Bylaws”), copies of which are herein incorporated by reference to Exhibits 3.1, 3.2, 3.3 and 3.4, respectively, to our Annual Report on Form 10-K for our fiscal year ending on December 31, 2025, and the terms and provisions of the Delaware General Corporation Law, or DGCL.  For more complete information, you should carefully review our Charter, Bylaws and the DGCL.

Authorized Capital Stock

Our authorized capital stock consists of 490,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which one share is designated special voting stock (the “Special Voting Stock”).

Common Stock

Holders of shares of our common stock are entitled to one vote on all matters on which shareholders of the Company generally are entitled to vote. However, holders of the Company’s common stock are not entitled to vote on any matters to which only the holders of one or more outstanding classes or series of preferred stock (including the Special Voting Stock) are entitled to vote, either separately or together with holders of any outstanding classes or series of preferred stock (including the Special Voting Stock), pursuant to  the Company’s Charter or the DGCL.

Generally, the Company’s Bylaws provide that, subject to applicable law or the Company’s Charter and/or the Bylaws, all corporate actions to be taken by vote of the shareholders are authorized by a majority of the votes cast by the shareholders entitled to vote thereon who are present in person or represented by proxy, and where a separate vote by class or series is required, a majority of the votes cast by the shareholders of such class or series who are present in person or represented by proxy are be the act of such class or series. Subject to the rights granted to the holder of the Special Voting Stock then outstanding pursuant to the terms thereof as set forth in the Charter to elect or appoint one director, voting separately from the holders of our common stock, and subject to any rights that may granted to the holders of any other then outstanding class or series of preferred stock pursuant to the terms thereof as set forth in the Charter to elect or appoint directors, voting separately from the holders of our common stock, directors are elected by a plurality of the votes cast at a meeting of the Company's shareholders for the election of directors at which a quorum is present.

Subject to the rights of holders of any then outstanding class or series of preferred stock, holders of the Company’s common stock are entitled to receive dividends and other distributions in cash, stock or property of the Company as the board of directors may declare thereon from time to time and share equally on a per share basis in all such dividends and other distributions. In the event of the Company's dissolution, whether voluntary or involuntary, after the payment in full of the amounts required to be paid to the holders of any outstanding class or series of preferred stock (including the Special Voting Stock) on a preferential basis, the remaining assets and funds of the Company available for distribution will be distributed pro rata to the holders of the Company’s common stock in proportion to the number of shares held by them and to the holders of any class or series of preferred stock entitled to a distribution. Holders of the Company’s common stock do not have preemptive rights to purchase shares of the Company’s common stock. The shares of the Company’s common stock are not subject to any conversion or redemption provisions or entitled to the benefit of a sinking fund. All outstanding shares of the Company’s common stock will be fully paid and non-assessable. The rights, preferences and privileges of holders of the Company’s common stock are subject to those of the holder of the outstanding Special Voting Stock and of the holders of any other outstanding class or series of the Company’s preferred stock that the Company may issue in the future.

Preferred Stock

Under the Charter, our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

The issuance of preferred stock may adversely affect the rights of the Company’s common shareholders by, among other things:

•restricting dividends on the common stock;

•diluting the voting power of the common stock;

•impairing the liquidation rights of the common stock; or

•delaying or preventing a change in control without further action by the shareholders.

As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the common stock of the Company.

Under the Charter, one of the 10,000,000 authorized shares of preferred stock is designated as special voting stock. The rights, preferences, privileges and special rights of the Special Voting Stock are set forth in the Charter. If and for so long as the holder of the Special Voting Stock, together with all of its affiliates and associates, holds at least 9.9% of the then outstanding shares of common stock of the Company, the holder of the Special Voting Stock shall be entitled to designate one (1) individual as a director on the Board of Directors of the Company. Upon any liquidation, dissolution or winding up of the Company, the holder of the Special Voting Stock shall be entitled to receive, prior and in preference to any distribution to the holders of Common Stock, an amount equal to $1.00. As of December 31, 2025, the one authorized share of Special Voting Stock is issued and outstanding.

Anti-takeover Effects of Certain Provisions of the Charter and the Bylaws

General

The Charter and Bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Company's board of directors and that could make it more difficult to acquire control of the Company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Delaware Anti-Takeover Law

The Company is subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a "business combination" to include:

•any merger or consolidation involving the corporation and the interested stockholder;

•any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an "interested stockholder" as any person that is:

•the owner of 15% or more of the outstanding voting stock of the corporation;

•an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

•the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our Charter and Bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. The Charter does not grant shareholders the right to vote cumulatively.

Advance Notice Procedure

The Bylaws provide an advance notice procedure for shareholders to nominate director candidates for election or to bring business before an annual meeting of shareholders, including proposed nominations of persons for election to the board of directors.

The Bylaws provide that as to the notice of shareholder proposals of business to be brought at the annual meeting of shareholders, notice must be delivered to the Company secretary (i) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting or (ii) if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the preceding year's annual meeting, not more than 120 days nor less than 90 days prior to the date of such annual meeting or, if less than 90 days' notice is given of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company . In addition, any proposed business other than the nomination of persons for election to the Company's board of directors must constitute a proper matter for shareholder action.

In the case of nominations for election at an annual meeting, notice must be delivered to the Company secretary (i) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting or (ii) if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the preceding year's annual meeting, not more than 120 days nor less than 90 days prior to the date of such annual meeting or, if less than 90 days' notice is given of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In the case of nominations for election at a special meeting of shareholders called for the election of directors, a shareholder may nominate candidates by delivering notice to the Company secretary by not later than the close of business on the seventh day following the date on which notice of such meeting is first given to the shareholders. In addition, each such shareholder's notice must include certain information regarding the shareholder and the director nominee as set forth in the Bylaws.

Staggered Board

Our Charter provides that our board of directors is divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of the stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. As a result approximately one-third of our directors is elected each year.

Our Charter and Bylaws provide that the number of our directors shall be fixed from time to time by a resolution of the majority of our board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one third of the board of directors.The provisions set forth in our Charter and Bylaws that divide our board of directors into three classes with staggered three-year terms and that limit the number of directors to the number fixed from time to time by resolution of our board of directors may not be applicable to any director appointed or elected by the holder of the outstanding Special Voting Stock and/or the holders of any other outstanding class or series of preferred stock of the Company pursuant to the respective terms of the Special Voting Stock and/or any such other outstanding class or series of preferred stock.

The division of our board of directors into three classes with staggered three-year terms and the rights of the holder of the Special Voting Stock or the holders of any other class or series of preferred stock of the Company to appoint or elect directors may delay or prevent stockholder efforts to effect a change of our management or a change in control.

Action by Written Consent; Special Meetings of Stockholders.

Our Charter provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our Charter and Bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can be called only by or at the direction of the board of directors pursuant to a resolution adopted by a majority of the total number of directors, by the chairperson of the Board, chief executive officer or president (in the absence of a chief executive officer). Except as provided above, stockholders are not be permitted to call a special meeting or to require the board of directors to call a special meeting.  None of the foregoing may be applicable to limit any right granted to the holder of the Special Voting Stock or that may be granted to the holders of any other class or series of preferred stock of the Company pursuant to the respective terms of the Special Voting Stock or such other class or series of preferred stock, respectively, to take action by written consent in lieu of a meeting or to call or to cause to be called a meeting of only holders of Special Voting Stock or only holders of any other class or series of preferred stock of the Company.

Removal of Directors.

Our Charter provides that our directors may be removed only for cause by the affirmative vote of at least two-thirds of the voting power of our outstanding shares of capital stock, voting together as a single class and entitled to vote in the election of directors. This requirement of a supermajority vote to remove directors could enable a minority of our stockholders to prevent a change in the composition of our board.